Schedule A

to

Investment Advisory Agreement

of

JPMorgan Trust IV

Advisory Fee Rates

(amended as of November 14, 2017)

Name	Fee Rate
JPMorgan Core Focus SMA Fund (effective upon the effectiveness of the Fund’s registration statement)*	N/A
JPMorgan Flexible Long/Short Fund (name change from JPMorgan Flexible Credit Long/Short Fund effective 5/18/16)	0.50%
JPMorgan High Yield Opportunities Fund	0.60%
JPMorgan Municipal SMA Fund (effective upon the effectiveness of the Fund’s registration statement)*	N/A
JPMorgan SmartSpending 2050 Fund (effective upon the effectiveness of the Fund’s registration statement)*	0.35%
JPMorgan Ultra Short Municipal Fund	0.15%
JPMorgan Value Plus Fund	0.75%
JPMorgan Institutional Tax Free Money Market Fund**	0.08%

*	Initial term continues until October 31, 2018.
**	Initial term continues until November 14, 2019.

*            *             *            *            *

JPMORGAN TRUST IV	J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	By:
Name:	Name:
Title:	Title: